10.4 Employment Agreement between the Company and Richard Wade

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT (the "Agreement") effective the first day of January 2001 entered into by and between richard wade ("Executive") and Vertical Computer Systems, Inc., a Delaware corporation ("the Company") or any of its affiliates, with its principal place of business at 6336 Wilshire Blvd. Los Angeles, California 90048. This Agreement may be unilaterally transferred to an affiliate of the Company, without economic detriment to the Employee.

                                   BACKGROUND

      A. The Company has been established for the purpose of e-commerce development and related Internet business operations;

      B. The Company desires to employ Executive as President and Executive desires to be so employed and;

      NOW, THEREFORE, the parties desire to memorialize herein the terms and conditions of Executive's employment. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties hereby acknowledge the receipt and sufficiency of which hereto, the parties agree as follows:

      Position.

      Executive shall serve as President upon the terms set forth in this Agreement. Executive shall have the responsibilities inherent in this position and shall report to the Board of Directors and Executive shall perform any other duties reasonably required by Board of Directors.

      Term of Employment.

      Subject to the provisions of this Agreement, the term of Executive's employment under this Agreement shall commence on January 1, 2001 and shall continue up to December31, 2002 (the "Initial Term"). This Agreement may be renewed for an additional one (1) year term at


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Executive's option and the Board's approval. Unless either party elects to terminate this Agreement at the end of the initial or any renewal term by giving the other party written notice of such election at least ninety (90) days before the expiration of the then current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then current term. Either party may elect not to renew this Agreement with or without cause, in which case this Section 2 shall govern Executive's termination, and not Section 5. Upon expiration of this Agreement after notice of non-renewal, Company shall provide Executive all compensation and benefits to which Executive is entitled through the date of termination and thereafter Company's obligation hereunder shall cease.

      Notwithstanding what is contained in this agreement, the executive will sign and abide by the employee handbook and all other company's policies.

      Compensation and Bonus.

            1.1 Salary. The Company shall pay Executive an annual base salary of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000.00) during the term of Executive's employment, payable in accordance with the Company's semi-monthly payroll disbursement cycle ("Base Compensation"). Executive's Base Compensation shall be reviewed and increased each year during the term of Executive's employment, provided that the Company's performance criteria are achieved as set forth by the Board each year; and

            1.2 Bonus. Executive shall receive an annual bonus One Hundred Twenty (120) days after the end of the Company's fiscal year from a pool equal to five (5) percent of the Company taxable income from the federal tax return filed before depreciation. Executive's share of the bonus pool is equal to the percentage of his annual base compensation to the total combined annual base compensation of all executives of Company in bonus pool;

            1.3 Stock Option

            1.4 Service with the Company. During the term of this Agreement, Executive shall perform such reasonable employment duties, commensurate with Executive's position, as the Board of Directors , shall, from time to time, assign to Executive;

            1.5 Performance of Duties. Executive shall serve the Company faithfully and to the best of his ability and devote full business time, attention, skill and effort exclusively to the performance of the duties described in this Agreement. Executive shall comply with all policies, procedures and budgets established by the Company in the performance of his duties and responsibilities. During the Period of Employment, (i) Executive's entire working time, energy, skill and best efforts shall be devoted to the performance of Executive's duties hereunder in a manner which will faithfully and diligently further the business and interests of Company; and (ii) Executive shall not accept any other employment, or engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not providing compensation) that is or may be competitive with Company or any Affiliate that might create a conflict of interest with Company or any Affiliate or that otherwise might interfere with the business of Company or any


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Affiliate. Executive may engage in charitable, civic, fraternal, professional and trade association activities that do not interfere materially with Executive's obligations to Company;

            1.6 Vacation and Sick Leave. Executive will be entitled to Four (4) weeks of vacation and sick leave equal to six (6) days per year. Vacation time and sick leave shall not be accumulated after the end of any year. Executive's use of vacation time shall be subject to the prior approval of the President of the Company. Sick leave shall accumulate at the rate of one half day per month;

            1.7 Expenses. The Company shall reimburse Executive for all expenses incurred in connection with his duties on behalf of the Company, provided that Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by her. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, whether at his residence or otherwise, or other costs and customary business expenses reasonably incident to the performance of his duties on behalf of the Company. Executive will be entitled to reimbursement of all reasonable, customary business expenses incurred by her in the performance of his duties.

            1.8 Benefits. Executive will be entitled to participate in the employee benefit plans or programs of the Company, including medical and life insurance and profit sharing, to the fullest extent possible, subject to the rules and regulations applicable hereto and to standard eligibility and vesting requirements of any coverage and shall be furnished with other services and perquisites appropriate to his position. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

                  (a) Comprehensive medical insurance for Executive, his spouse, and his dependent children with TWENTY percent (20%) deductibles;

                  (b) Dental insurance for Executive, Executive's spouse, and his dependent children;

                  (c) Group term life insurance with death benefits equal to one hundred percent (100%) of base salary;

                  (d) Annual physical examination;

                  (e) Vacation leave in the amount of four (4) weeks annually. Any unused vacation time shall not accumulate from year to year.

      4. Termination.

            4.1 Due to Disability.


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                  (a) If Executive becomes unable to perform the duties
specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, Company will continue the payment of Executive's base salary at its then current rate for a period of TWENTY-SIX (26) weeks following the date Executive is first unable to perform such duties due to such disability or incapacity. Thereafter, Company shall have no obligation for base salary, bonus or other compensation payments to Executive during the continuance of such disability or incapacity. Company will continue to provide benefits to Executive so long as Executive remains employed;

                  (b) If Executive is unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of TEN (10) consecutive weeks or for a cumulative period of SEVENTY (70) business days during any FIVE (5) month period ("Disability"), then, to the extent permitted by law, Company shall have the right to terminate this Agreement thereafter, in which event Company shall have no further obligations or liabilities hereunder after the date of such termination except Executive will be deemed disabled and eligible for the payments outlined in paragraph 4.1 (a). EXECUTIVE REPRESENTS THAT TO THE BEST OF HIS KNOWLEDGE SHE HAS NO MEDICAL CONDITION THAT COULD CAUSE PARTIAL OR TOTAL DISABILITY THAT WOULD RENDER HER UNABLE TO PERFORM THE DUTIES SPECIFIED IN THIS AGREEMENT OTHERWISE THE BENEFITS IN PARAGRAPH 4.1(a) SHALL BE NULL AND VOID.

            4.2 Due to Death. If Executive dies during the period of employment, Executive's employment with Company shall terminate as of the end of the calendar month in which the death occurs. Company shall have no obligation to Executive or Executive's estate for Base Compensation or other form of compensation or benefit other than amounts accrued through the date of Executive's death, except as otherwise required by law or by benefit plans provided at Company expense.

      In the event of the termination of Executive's employment due to Executive's death or Disability, Executive or Executive's legal representatives, as the case may be, shall be entitled to:

                  (a) In the case of death, unpaid Base Compensation earned or accrued through Executive's date of death and continued Base Compensation at a rate in effect at the time of death, through the end of one (1) calendar year after which Executive's death occurs or the end of the employment term which ever is the lesser amount.

                  (b) Any performance or special incentive bonus earned but not yet paid;

                  (c) A pro rata performance bonus for the year in which employment terminates due to death or Disability based on the performance of Company for the year during which such termination occurs or, if performance results are not available, based on the performance bonus paid to Executive for the prior year; and

                  (d) Any other compensation and benefits to which Executive or Executive's legal representatives may be entitled under applicable plans, programs and agreements of Company to the extent permitted under the terms thereof, including, without limitation, life insurance as provided in Section
4.5 above.

            4.3 For Cause. Company may terminate Executive's employment relationship with Company at any time and with ten (10) days prior notice for Cause.

                  (a) For purposes of this Agreement, termination of employment of Executive by the Company for cause means termination for the following reasons: (i) frequent and unjustifiable absenteeism, other than solely by reason of his illness or physical or mental disability; (ii) failing to follow the reasonable instructions of the Chairman; (iii) proven dishonesty materially injurious to the Company or to its business, operations, assets or condition (an "Adverse Effect"); or gross violation of Company policy or procedure after being warned, notified, or Executive's acknowledged, gross or willful misconduct, or willful neglect to act, which misconduct or neglect is committed or omitted by Executive in bad faith and had an Adverse Effect; and

                  (b) Company shall have no obligation to Executive for Base Compensation or other form of compensation or benefits, except as otherwise required by law, other than (a) amounts accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment.

            4.4 Without Cause.

                  (a) At any time, Company may terminate Executive for any reason, without cause, by providing Executive ten (10) days' advance written notice with payment of the balance of Base Compensation for the remaining term of this Agreement, Thereafter, all obligations of Company under this Agreement shall cease. Company may dismiss Executive without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Company; and

                  (b) At any time after six (6) months, Executive may terminate this Agreement, by providing ten (10) days' advance written notice, and all of Company's obligations under Section 3 shall also terminate, except that Executive shall be entitled to all amounts due and accrued through the date of termination under paragraphs section 3.1, 3.6 and 3.7, and (b) reimbursement of appropriately documented expenses incurred by Executive before the termination of employment, to the extent that Executive would have been entitled to such reimbursement but for the termination of employment.

            4.5 Termination Obligations.

                  (a) All tangible Company Property shall be returned promptly to Company upon termination of the Period of Employment;

                  (b) All benefits to which Executive is otherwise entitled shall cease upon Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Company;


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                  (c) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Company or any Affiliate. (d) Executive's obligations under this Section
4.5 on Termination Obligations, Section 5 on Confidentiality and Non-Disclosure,
Section 7 on Inventions, and Section 8 on Arbitration shall survive the termination of the Period of Employment and the expiration or termination of this Agreement; and

                  (e) Following any termination of the Period of Employment, Executive shall cooperate fully with Company in all matters relating to completing pending work on behalf of Company and the orderly transfer of work to other employees of Company. Executive shall also cooperate in the defense of any action brought by any third party against Company that relates in any way to Executive's acts or omissions while employed by Company.

      5. Confidentiality and Non-Disclosure.

      Executive agrees to abide by the terms of the Confidentiality and Non-Disclosure Agreement appended hereto as Exhibit A and to comply with such confidentiality, non-disclosure, and proprietary information policies now in effect by the Company or as may be established in the future.

      6. Company Property.

All products, records, designs, patents, plans, data, manuals, brochures, memoranda, devices, lists and other property delivered to Executive by or on behalf of the Company, all confidential information including, but not limited to, lists of potential customers, prices, and similar confidential materials or information respecting the business affairs of the Company, such as hardware manufacturers, software developers, networks, strategic partners, business practices regarding technology and schedules, legal actions and personnel information, and all records compiled by Executive which pertain to the business of the Company, and all rights, title and interest now existing or that may exist in the future in and to any intellectual property rights created by Executive for the Company, in performing his duties during the term of this Agreement shall be and remain the property of the Company. Executive agrees to execute and deliver at a future date any further documents that the Company, determines may be necessary or desirable to perfect the Company's ownership in any intellectual or other property rights.

      7. Inventions.

            7.1 Subject to the limitations of California Labor Code ss. 2870, a copy of which is attached as Exhibit B, "Inventions" shall mean any and all writings, original works or authorship, inventions, ideas, trademarks, service marks, patents, copyrights, know-how, improvements, processes, designs, formulas, discoveries, technology, computer hardware or software, procedures and/or techniques which Executive may make, conceive, discover, reduce to practice or develop, either solely or jointly with any other person or persons, at any time during the Period of Employment, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations;

            7.2 Executive shall make full disclosure to Company of all Inventions and shall do everything necessary or desirable to vest the absolute title thereto in Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any Invention;

            7.3 All Inventions shall be the sole and exclusive property of Company. Executive agrees to, and hereby does, assign to Company all of Executive's right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention.

            7.4 Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section shall survive the termination of Executive's employment and the expiration of this Agreement.

      8. Arbitration.

            8.1 Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors and assigns) and Company (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys and assigns) of any kind whatsoever, including, without limitation, all disputes arising under this Agreement ("Arbitrable Claims"), shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Company and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the California Fair Employment and Housing Act;

            8.2 Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to section 1281.8 of the California Code of Civil Procedure. All arbitration hearings under this Agreement shall be conducted in Los Angeles, California. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE;

            8.3 Arbitrator Selection and Authority. A single arbitrator shall decide all disputes involving Arbitrable Claims. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable;

            8.4 Continuing Obligations. The rights and obligations of Executive and Company set forth in this Section on Arbitration shall survive the termination of Executive's employment and the expiration of this Agreement.

      9. Prior Agreements; Conflicts of Interest. Executive represents to
Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive's execution or performance of this Agreement;
(b) none of the information supplied by Executive to Company or any representative of Company or placement agency in connection with Executive's employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) Executive does not have any business or other relationship that creates a conflict between the interests of Executive and the Company.

      10. Non-Competition. During the term of this Agreement Executive shall not:

            10.1 Start employment with, offer consulting services to, or otherwise become involved in, advise or participate on behalf of any other company, entity or individual, in the field of the Company; and

            10.2 Individually or through any agent, for herself or on behalf of any other person or entity (i) solicit employees of the Company, to entice them to leave the Company; or (ii) solicit or induce and third party now or at any time during the term of this Agreement who is providing services to the Company, through license, contract, partnership, or otherwise to terminate or reduce their relationships with the Company.

      11. Miscellaneous Provisions.

            11.1 Authority. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

            11.2 Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California.

            11.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

            11.4 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            11.5 Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

            11.6 Amendment. This Agreement may be amended only in writing executed by the parties hereto.

            11.7 Attorney's Fees. In the event of a dispute the prevailing party shall be entitled to be reimbursed for its legal fees by the other party.

            11.8 Finality of Agreement. The document, when executed by the parties, supersedes all other agreements of the parties with respect to the matters discussed.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.

                                         "EXECUTIVE"

                                         _______________________________________
                                                  Richard Wade

                                         Vertical Computer Systems, Inc.


                                         By: ___________________________________
                                         William Mills - Director & Secretary